EXHIBIT 12
       DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  Nine Months         Year
                                    Ended             Ended
                                    July 31         October 31
                                1999       1998        1998
                               -------------------  ----------
                               (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting   $431,911  $1,325,271  $1,560,032
 Dividends received from less-
  than-fifty percent owned
  affiliates                     5,734       5,482       5,555
 Fixed charges excluding
  capitalized interest         425,163     391,885     531,817
Total earnings                $862,808  $1,722,638  $2,097,404


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest        $416,963  $  384,506  $  521,418
 Portion of rental charges
  deemed to be interest          9,338       9,552      12,451
Total fixed charges           $426,301  $  394,058  $  533,869


Ratio of earnings to
 fixed charges*                   2.02        4.37        3.93

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than-fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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                                                     EXHIBIT 12
          DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Year Ended
                                       October 31
                              1997        1996        1995
                              (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting $1,507,070  $1,286,634  $1,092,751
 Dividends received from
  less-than-fifty percent
  owned affiliates               3,591       7,937       2,023
 Fixed charges excluding
  capitalized interest         433,673     410,764     399,056
Total earnings              $1,944,334  $1,705,335  $1,493,830


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest      $  422,588  $  402,168  $  392,408
 Portion of rental charges
  deemed to be interest         11,497       8,596       6,661
Total fixed charges         $  434,085  $  410,764  $  399,069


Ratio of earnings to
 fixed charges*                   4.48        4.15        3.74

                                                      EXHIBIT 12
         DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              Year Ended
                              October 31
                              1994
                              (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting $  920,920
 Dividends received from
  lelss-than-fifty percent
  owned affiliates               2,329
 Fixed charges excluding
  capitalized interest         310,047
Total earnings              $1,233,296


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest      $  303,080
 Portion of rental charges
  deemed to be interest          7,008
Total fixed charges         $  310,088


Ratio of earnings to
 fixed charges*                   3.98